Exhibit 5.1

January 17, 2014

To the Board of Directors
of John Deere Capital Corporation

Registration Statement on Form S-3 ASR File No. 333-173672

$500 million 1.050% Senior Notes Due December 15, 2016

Ladies and Gentlemen:

We are acting as counsel for John Deere Capital Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of U.S. $500,000,000 aggregate principal amount of the Company’s Medium-Term Notes, Series E, Due from 9 Months to 30 Years from Date of Issue specified in the caption (the “Medium-Term Notes,” or the “Notes”) issued pursuant to an Indenture dated as of March 15, 1997 (the “Senior Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York, successor trustee to The Chase Manhattan Bank), as trustee (the “Senior Trustee”), as supplemented by the first supplemental indenture ( the “First Supplemental Indenture”) dated as of April 21, 2011, between the Company and the Senior Trustee, and sold to and purchased by the purchasers in accordance with the Distribution Agreement dated April 21, 2011 (the “Distribution Agreement”) among the Company and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agents, as supplemented by the letter agreements each dated January 14, 2014 (the “Letter Agreements”) between the Company and each of BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and Loop Capital Markets LLC.

In that connection, we have reviewed originals or copies of the following documents:

(a)                               the Senior Indenture;

(b)                              the First Supplemental Indenture;

(c)                               the form of certificate representing the Notes;

(d)                             the Distribution Agreement;

(e)                               the term sheets establishing the terms of the Medium-Term Notes;

(f)                                the Registration Statement;

(g)                              the Prospectus and the Prospectus Supplement, each dated April 21, 2011;

(h)                              Supplement No. 2, dated December 19, 2013;

(i)                                  Pricing Supplement No. 32, dated January 14, 2014; and

(j)                                  the Letter Agreements.

The documents described in the foregoing clauses (a) through (j) are collectively referred to herein as the “Documents.”

We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below, including resolutions of the Board of Directors of the Company relating to the issuance and sale of the Notes (the “Resolutions”).

In our review of the Documents, we have assumed:

(a)          The genuineness of all signatures.

(b)          The authenticity of the originals of the documents submitted to us.

(c)          The conformity to authentic originals of any documents submitted to us as copies.

(d)          As to matters of fact, the truthfulness of the representations made in the Documents and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Documents or the transactions governed by the Documents and, for purposes of our opinions below, the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Notes have been duly authorized, executed and delivered by the Company, and when authenticated by the Senior Trustee in accordance with the Senior Indenture and delivered to and paid for by the purchasers thereof in accordance with the Distribution Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Senior Indenture as supplemented by the First Supplemental Indenture.

Our opinion expressed above is subject to the following qualifications:

(a)          The effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)          The effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)          Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the sale by you of the Notes.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3ASR (File No. 333-173672) filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name under the heading “Legal Opinions” in the prospectus constituting a part of such Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

LLJ/RS
RE